Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to Cabot Oil & Gas Corporation of our report dated June 24, 2011, related to the financial statements and supplemental schedule of the Cabot Oil & Gas Corporation Savings Investment Plan as of December 31, 2010 and 2009 and for the year ended December 31, 2010, included in this annual report on Form 11-K for the year ended December 31, 2010.

/s/ UHY LLP

Houston, Texas
June 24, 2011